Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Andrea Electronics Corporation on Form S-8 (File Nos. 333-142548 and 333-173131) of our report dated March 26, 2018, with respect to our audits of the consolidated financial statements of Andrea Electronics Corporation and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
Melville, New York
March 26, 2018